1997









                                    [COVER]












                                                                     1ST BANCORP
                                                                          ANNUAL
                                                                          REPORT

                                Table of Contents


                          1ST BANCORP AND SUBSIDIARIES



Message to the Shareholders................................................    2

Selected Financial Highlights..............................................    3

Board of Directors.........................................................    4

Business Discussion........................................................    5

Management's Discussion and Analysis of
Results of Operations and Financial Condition..............................    7

Independent Auditors' Report...............................................   16

Consolidated Statements of Financial Condition.............................   17

Consolidated Statements of Earnings........................................   18

Consolidated Statements of Stockholders' Equity............................   19

Consolidated Statements of Cash Flows......................................   20

Notes to Consolidated Financial Statements.................................   20

Management and Office Locations............................................   38

Senior Management..........................................................   39

Corporate Information......................................................   40

                                                    [PHOTO OF C. JAMES MCCORMICK
                                                             AND FRANK BARACANI]


Message to the Shareholders:

During each of the past two fiscal years, the occurrence of one-time events conversely affected the Corporation's earnings. 1ST BANCORP's earnings dropped to $821,000 during fiscal 1997 because of a special industry-wide assessment to recapitalize the Savings Association Insurance Fund (SAIF) which resulted in a $1,330,000 charge to Bank earnings. This compares to record net earnings of $5,762,000 during fiscal 1996 when two branch banking offices were sold, thereby greatly enhancing earnings for the year. Earnings per share were $1.17 during 1997 as compared to $8.22 during 1996.

Although the recapitalization of the SAIF negatively impacted fiscal 1997 earnings, it was a positive event for the future of the industry. The SAIF recapitalization will positively impact the future earnings of the Corporation when the ongoing annual deposit insurance assessments will be greatly reduced.

In addition to dealing with the SAIF assessment, it was a busy year for First Federal Bank, A Federal Savings Bank. All loan administrative functions were relocated to Vincennes in June, 1997, affording more standardized procedures and control, as well as substantially decreased overhead expenses. Only one nonconforming mortgage loan production office, in Evansville, Indiana, remains in operation. Overhead for the three loan production offices that were closed in the consolidation process exceeded $2.0 million annually. Therefore, operations in fiscal 1998 should reflect this cost savings. On the retail side, we opened a branch office in Vincennes during the fiscal year, thereby affording greater customer service in our primary market area.

First Financial Insurance Agency, Inc. had a busy year as well. An office was opened in Princeton, Indiana, which has already proven to be successful. The size of the agency doubled with the purchase of the book of insurance business of a local insurance agency. This purchase also expanded the Agency's market share of business and provided additional insurance products to Agency customers. Currently, First Financial represents 26 insurance companies.

In addition to the restructuring of the loan offices which will reduce operating expenses, we also accomplished the goal of increasing the net interest margin. The margin increased to 2.52% during fiscal 1997 as compared to 2.36% during fiscal 1996. This is the highest net interest margin experienced by the Corporation since fiscal year 1994. We have chosen to increase the margin in an orderly manner and therefore this process is ongoing. A major factor in the increased interest rate margin has been placing higher rate nonconforming mortgage loan product in portfolio thereby increasing the yield on loans to 8.47% in 1997 from 8.36% in 1996, during a time of decreasing interest rates in the market as a whole.

Although collection efforts are strong, nonperforming assets increased to $2.5 million, or .9% of assets at June 30, 1997 as compared to $.8 million, or .3% of assets at June 30, 1996. This increase was due to an increase in both conforming and nonconforming loan delinquencies, mostly attributed to customer bankruptcies. Acknowledging this increase in substandard assets, we have increased our general valuation allowance to $650,000 at June 30, 1997 from $392,000 at June 30, 1996, an increase of over 65%. Total allowance for loan losses at June 30, 1997 aggregated $1.2 million, or .8% of net loans receivable. This compares to $.9 million, or .6% of net loans receivable at June 30, 1996. We also have discontinued some high risk programs, such as the 100% loan program, after evaluation indicated the reward did not offset the risk.

We wish to acknowledge the contributions of R. William "Bill" Ballard and Carroll C. Hamner who retired from the Bank with over 75 years combined experience in the financial industry, including a combined 53 years at First Federal. We are pleased that Bill will remain on the Board of Directors and Carroll will continue employment with the Bank on a part-time basis so we will have the benefit of their counsel and experience.

1ST BANCORP continues to focus on maximizing earnings and shareholder value. We feel the strategies put in place in regard to overhead reduction and yield enhancement, coupled with the reduction in the SAIF premium, have positioned the Corporation for a successful fiscal 1998.

As always, we wish to thank our shareholders, associates, and customers for their continued loyalty and support.

Sincerely,

/s/ C. James McCormick                            /s/ Frank Baracani
C. James McCormick                                Frank Baracani
CEO and Chairman of the Board                     President

                          Selected Financial Highlights


                                             1997        1996         1995        1994        1993
                                           --------     --------    --------    --------    --------
Summary of Earnings                             (Dollars in thousands except per share amounts)
  (For the year ended June 30):
  Interest Income                            19,694       20,875      19,903      15,506      16,149
  Interest Expense                           13,292       14,520      13,419       8,955       9,405
  Provision for Loan Losses                     373           83         100          75         115
  Non-Interest Income                         3,098       10,391       5,384       3,434       3,705
  Non-Interest Expense                        8,555        7,528       7,898       7,459       6,836
  Income Taxes                                 (249)       3,373       1,440         808       1,222
  Net Earnings                                  821        5,762       2,430       1,643       2,276
----------------------------------------------------------------------------------------------------
  Earnings Per Share (1)                   $   1.17     $   8.22    $   3.54    $   2.31    $   3.42
====================================================================================================
Financial Condition
  (As of June 30):
  Total Assets                              270,490      263,483     312,759     253,560     230,293
  Securities Available for Sale              11,588       10,499          --       5,758       1,307
  Securities Held to Maturity                44,065       43,624      72,005      51,119      25,990
  Loans                                     174,609      169,339     206,923     176,181     178,004
  Deposits                                  144,316      137,148     209,805     172,791     172,413
  Borrowings                                100,296      100,885      79,387      59,520      37,200
  Stockholders' Equity                       22,333       21,729      16,333      13,520      12,854
----------------------------------------------------------------------------------------------------
  Stockholders' Equity Per Share (1)(2)    $  32.00     $  31.05    $  23.36    $  21.71    $  20.17
====================================================================================================
Supplemental Data
  (At or for the year ended June 30):
  Yield on Interest-Earning Assets             7.77%        7.75%       7.22%       6.87%       7.78%
  Cost of Interest-Earning Liabilities         5.54%        5.67%       5.02%       4.18%       4.76%
  Net Interest-Rate Spread                     2.23%        2.08%       2.20%       2.69%       3.02%
  Net Interest-Rate Margin                     2.52%        2.36%       2.35%       2.89%       3.25%

  Return on Average Total Assets               0.31%        2.05%       0.84%       0.70%       1.03%
  Return on Average Shareholders' Equity       3.79%       29.45%      16.62%      12.24%      20.10%
  Equity to Assets Ratio                       8.26%        8.25%       5.22%       5.33%       5.58%

  Cash Dividends Per Share (1)             $   0.39     $   0.37    $   0.18    $   0.18    $   0.13
  Dividend Payout Ratio                       33.37%        4.52%       5.13%       7.81%       3.99%
====================================================================================================

(1) All per share calculations have been adjusted for the 5-for-4 stock split effective July 15, 1992 and the 5% stock dividends issued February 9, 1996 and January 10, 1997.

(2) Calculated by dividing total equity by number of shares of common stock outstanding at year end.

                               BOARD OF DIRECTORS

                         [PHOTO OF BOARD OF DIRECTORS]

Front row, left to right:

John J. Summers, Vice Chairman
      Retired President
      Hamilton Glass Products, Inc.

C. James McCormick, Chairman & CEO*
      Chairman of the Board -
      McCormick, Inc., Bestway Express, Inc.,
      and President of JAMAC Corp.

Frank Baracani, President*
      President and Chief Executive Officer,
      First Federal Bank,
      A Federal Savings Bank

Lynn Stenftenagel, Secretary/Treasurer*
      Executive Vice President, Secretary,
      Chief Financial Officer,
      First Federal Bank,
      A Federal Savings Bank

Back row, left to right:

James W. Bobe
      Farmer and County Commissioner

Rahmi Soyugenc
      Chairman of the Board and President -
      Evansville Metal Products, Inc.,
      President - National Anodizing &
      Plating, Keller Street Corporation

Ruth Mix Carnahan
      Secretary-Treasurer, Carnahan Grain, Inc.

Donald G. Bell, Vice President
      Retired Senior Partner - Hart, Bell, Cummings,
      Ewing & Stuckey, Attorneys-at-Law

R. William Ballard
      Retired Senior Vice President,
      First Federal Bank,
      A Federal Savings Bank


All of the above directors of 1ST BANCORP are also directors of First Federal Bank, A Federal Savings Bank

*Also director and officer of First Financial Insurance
Agency, Inc. and First Title Company

BUSINESS DISCUSSION


1ST BANCORP, an Indiana corporation formed in 1988 (the "Corporation"), is a nondiversified, unitary savings and loan holding company whose principal subsidiary is First Federal Bank, A Federal Savings Bank ("First Federal" or the "Bank"). The Bank operates two retail banking offices in Vincennes, Indiana and a loan production office in Evansville, Indiana.

Other Corporation subsidiaries include First Financial Insurance Agency, Inc. ("First Financial" or the "Agency"), a full service insurance agency, and First Title Company, a currently inactive corporation.

                                     Lending

First Federal continues its commitment to residential mortgage lending, but at the same time, offers ancillary types of lending for customer convenience and to diversify the loan portfolio. The Bank has always put mortgage lending in the forefront of its business opportunities and has a successful track record in efficiently satisfying the housing needs of targeted communities.

First Federal funded $117.0 million in loans during fiscal 1997 as compared to $172.4 million in loans during fiscal 1996. The decreased loan volume resulted from reduced conforming retail loan volume during 1997 as compared to 1996. Nonconforming loan volume increased slightly during the year.

Conventional conforming mortgage and consumer loan fundings aggregated $46.8 million during fiscal 1997 as compared to $106.5 million during 1996. The Bank maintained its market share of mortgage loans in its designated lending area during 1997 as compared to 1996. This decrease in fundings is attributed to the sales of the Tipton and Kokomo branch offices in December, 1995, the discontinuance of the wholesale correspondent mortgage program in the first quarter of fiscal year 1997, and the general economic conditions which resulted in decreased mortgage and consumer loan activity in the Bank's lending area during 1997.

First Federal is committed to efficiently providing the credit needs of the Vincennes and surrounding communities. However, with the decreased volume in conventional mortgage lending and the decreasing profits provided by such lending, the Bank continues its focus on the nonconforming mortgage market. This market provides loans to a wider range of qualifying mortgage customers.

During fiscal 1997, $70.2 million of nonconforming loans were funded as compared to $65.9 million of nonconforming mortgage loans in 1996. These loans were generated during the year by loan production offices located in Indiana, Ohio, and Kentucky. Toward the end of fiscal 1997, nonconforming loan production had decreased substantially because of the influx of new mortgage companies and mortgage brokers into the nonconforming loan business, so the decision was made to restructure the Bank's nonconforming loan division. Only the Evansville, Indiana loan production office remains open, and all administrative functions are conducted from the home office. This restructuring resulted in a substantial decrease in overhead and operating expenses.

A portion of the high quality nonconforming mortgage loans are retained in the portfolio for yield. The remainder of the nonconforming loans are sold, servicing released, to other companies, in order to preserve asset quality and to generate non-interest income. During the year, most of the conforming mortgage loans were sold in the secondary market with servicing retained by the Bank; however, a portion of the new conforming lending was placed in the portfolio. Retaining conforming mortgage loans in portfolio served to balance the loan portfolio and also enhanced yield since the rates were higher than for alternative investments. During the year, First Federal sold $76.2 million of residential mortgage loans as compared to the sale of $161.4 million of residential mortgage loans during fiscal 1996.

At June 30, 1997, the Bank maintained a high quality loan portfolio with a concentration in residential real estate as shown in the following table:

Real Estate Loans:

     Construction Loans on:

         1-4 family dwelling units   $  2,038,000       1.4%

     Permanent Mortgages on:

        1-4 family dwelling units     126,039,000      84.0%
        5 or more dwelling units        2,969,000       2.0%
        Nonresidential property         3,619,000       2.4%
        Land                            2,562,000       1.7%

Consumer Loans                         12,748,000       8.5%
------------------------------------------------------------
Total Loans                          $149,975,000     100.0%
============================================================

Over 94% of the total loan portfolio at June 30, 1997 consisted of residential real estate or consumer loans. Of the total $117.0 million loans processed during fiscal year 1997, over 99% was for residential or consumer purposes.

At June 30, 1997, nonperforming assets totaled $2.5 million, or .9% of total assets. This compares to $.8 million, or .3% of assets at June 30, 1996. This increase is attributed to several factors, including general economic conditions and the abundance of consumer bankruptcies being experienced throughout the country and in our primary lending area. Loan quality continues to be of major importance and strong effort is being made to ensure a quality portfolio. General valuation allowances have been increased to prepare for potential future losses in the portfolio.

Total allowance for loan losses at June 30, 1997 aggregated $1.2 million, or .8% of net loans receivable. This compares to $.9 million, or .6% of net loans receivable at June 30, 1996. The provision for loan losses was $373,000 during fiscal 1997 as compared to $83,000 during fiscal 1996. Management believes the allowance is adequate to absorb potential future losses.

                                 Retail Banking

The Bank operates two banking offices in Vincennes, Indiana. A variety of savings products and conveniences are offered by First Federal. Checking accounts, money market deposit accounts, and savings certificates are offered at competitive interest rates. Wire services, travelers' checks, money orders, savings bonds, ATM services, bank by mail, and automatic transfers are offered for customer convenience.

An extensive array of loan products is also offered. Fixed rate, adjustable rate, and balloon mortgages, as well as consumer loan products, credit cards, and overdraft and home equity lines of credit are available. Nonconforming mortgage loans are also offered, thus providing mortgage service for all segments of the communities being served.

                                    Insurance

First Financial Insurance Agency, Inc. has offices in Vincennes and Princeton, Indiana. The Agency continues to grow in insurance volume and in the number of companies represented. During fiscal 1997, the Agency purchased the book of business of a local insurance agency, thereby doubling the premium base. At June 30, 1997, the Agency represented 18 property and casualty insurance companies. First Financial provides a full line of insurance products, including home, auto, farm and commercial coverages. The Agency also markets various health and life insurance products through its affiliation with 8 additional companies.

MANAGEMENT'S DISCUSSION AND ANALYSIS


This report contains certain forward looking statements that inherently involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: general economic conditions in the Corporation's market area, the deterioration in the financial strength of the Corporation's loan customers, and increased competition in the nonconforming lending arena.

                  Results of Operations and Financial Condition

1ST BANCORP's net earnings during fiscal year 1997 were $821,000 as compared to $5,762,000 during fiscal 1996 and $2,430,000 during 1995. Earnings per share were $1.17 during 1997, $8.22 during 1996, and $3.54 during 1995. Dividends per common share were $.39 in 1997, $.37 in 1996, and $.18 in 1995.

1ST BANCORP's assets increased to $270,490,000 at June 30, 1997 as compared to $263,483,000 at June 30, 1996. Stockholders' equity at June 30, 1997 was $22,333,000, an increase of $604,000 from stockholders' equity of $21,729,000 at June 30, 1996.




           Interest Rate Environment and Corporate Strategic Planning

The interest rate environment plays an important role in the strategic planning, new business, and earnings of the Corporation. This year, interest rates fluctuated less than in previous years and the trend was one of slightly declining rates overall.

With the increased volume in nonconforming mortgage originations, the effect of interest rate fluctuations to the Corporation is somewhat mitigated because rates do not move as quickly in the nonconforming mortgage market as in the conforming mortgage market.

                               Net Interest Income

                                                    1997                           1996                          1995
                                       -----------------------------    -------------------------     ------------------------
                                       Average                 Yield    Average            Yield      Average            Yield
                                       Balance     Interest    Rate     Balance  Interest   Rate      Balance  Interest   Rate
                                       -------     --------    ----     -------  --------   ----      -------  --------   ----
ASSETS
  Interest Earning Assets:
    Short-Term Investments and
      Interest Bearing Deposits         $12,579        $677     5.38%   $17,825     $955     5.36%    $12,332     $666    5.40%
    Investment and Trading
      Account Securities                 62,237       3,870     6.22%    59,777    3,893     6.51%     70,067    4,144    5.91%
    Loans                               178,746      15,147     8.47%   191,735   16,027     8.36%    193,020   15,093    7.82%
                                        ----------------------------    -------------------------     ------------------------
  Total Interest Earning Assets         253,562      19,694     7.77%   269,337   20,875     7.75%    275,419   19,903    7.22%
  Allowance for Loan Losses                (979)                           (886)                         (855)
  Other Assets                           12,764                          13,221                        15,383
                                        -------                         -------                       -------
Total Assets                            265,347                         281,672                       289,947
                                        =======                         =======                       =======

LIABILITIES AND
  STOCKHOLDERS' EQUITY
  Interest Bearing Liabilities:
    Deposits                            139,674       7,678     5.50%   163,793    9,073     5.54%    191,350    8,977    4.69%
    Short-Term Borrowings                   964          53     5.50%     3,368      154     4.57%      6,186      379    6.13%
    Federal Home Loan Bank Advances
        and Other Borrowings             99,218       5,561     5.60%    89,103    5,293     5.94%     69,645    4,063    5.83%
                                        ----------------------------    -------------------------     ------------------------
  Total Interest Bearing Liabilities    239,856      13,292     5.54%   256,264   14,520     5.67%    267,181   13,419    5.02%
  Other Liabilities                       3,821                           5,842                         8,149
  Stockholders' Equity                   21,670                          19,566                        14,617
                                        -------                         -------                       -------
Total Liabilities and
  Stockholders' Equity                  265,347                         281,672                       289,947
                                        =======                         =======                       =======

Net Interest Income / Spread                          6,402     2.23%              6,355     2.08%               6,484    2.20%
                                                      ==============               ==============                =============
Net Interest Margin                                             2.52%                        2.36%                        2.35%
                                                                ====                         ====                         ====

Net interest income is affected by both the volume and rates of interest earnings assets and interest bearing liabilities. Net interest income before provision for loan losses was $6,402,000 in 1997 as compared to $6,355,000 in 1996 and $6,484,000 in 1995. The increase in 1997 from the level in 1996 is due to the increase in the net interest spread and net interest margin during a time in which the volume of interest earning assets and interest bearing liabilities decreased. The decrease in 1996 from the level in 1995 is due to a lower volume of interest earning assets and interest bearing liabilities which was not offset by a substantially increased net interest margin as was the case during 1997.

Interest income was $19,694,000 in 1997 as compared to $20,875,000 in 1996 and $19,903,000 in 1995. Interest expense was $13,292,000 in 1997 as compared to $14,520,000 in 1996 and $13,419,000 in 1995. These levels are reflective of the interest rate fluctuations and the various operating strategies implemented during the three year period as discussed below.

The annualized average yield on interest earning assets has increased during the past three years because of changes in the economic environment and because of the increased volume of high yielding nonconforming mortgage loans being placed in the portfolio. The average yield on interest earning assets increased to 7.77% during 1997 from 7.75% during 1996 and 7.22% during 1995. The annualized average cost of interest bearing liabilities has fluctuated during the period, decreasing to 5.54% during 1997 from 5.67% during 1996 and as compared to 5.02% during 1995. The net interest spread has increased to 2.23% in 1997 as compared to 2.08% during 1996 and 2.20% in 1995.

Fiscal 1997 vs. Fiscal 1996

The average levels of interest earning assets and interest bearing liabilities decreased substantially during 1997 as compared to 1996. This was caused by the branch sales which took place in December, 1995. Yet, net interest income actually increased during the period.

Cash management was challenging during 1997 because of the fluctuating level of loan fundings on a monthly basis and the timing of loan sales. The average balance of short-term investments and interest bearing deposits decreased to $12,579,000 during 1997 as compared to $17,825,000 in 1996 because of less necessity to keep cash on hand during a time of decreased loan volume. The average yield stayed relatively stable at 5.38% during 1997 as compared to 5.36% in 1996.

Average investment and trading account securities increased during 1997 to $62,237,000 from $59,777,000 in 1996. The average interest rate decreased to 6.22% during 1997 from 6.51% during 1996. This occurred because reinvestment of excess cash and proceeds from called investment securities was at lower interest rates due to the decline in interest rates during the year.

Average loans decreased to $178,746,000 during 1997 from $191,735,000 during 1996. Offsetting this decline was an increase in the average yield on loans to 8.47% during 1997 from 8.36% during 1996. The decline in the average loan volume resulted from the branch sales, and the increased yield resulted from placing higher yielding nonconforming loans in portfolio during the year.

With the increased loan yield, offset by the decline in the yield on investment and trading account securities, the overall yield on total interest earning assets increased to 7.77% during 1997 as compared to 7.75% during 1996. More importantly, however, for net interest income purposes, was the decrease in the average cost of interest bearing liabilities during the year.

With the declining interest rate environment, the cost of average deposits decreased to 5.50% during 1997 as compared to 5.54% during 1996. The average balance of deposits also declined during the year to $139,674,000 during 1997 from $163,793,000 during 1996, because of the branch sales in December 1995 and the use of borrowings in lieu of higher cost brokered deposits.

Likewise, the cost of Federal Home Loan Bank advances and other borrowed money decreased to 5.60% during the year as compared to 5.94% during 1996 because of the declining interest rate environment. The level of average borrowings increased to $99,218,000 during 1997 as compared to $89,103,000 during 1996 because the price of such borrowings was less than the price of brokered deposits with similar terms.

Fiscal 1996 vs. Fiscal 1995

Because of the branch sales in December 1995, cash management was an increased strategic concern during fiscal 1996. The average yield on short-term investments and interest bearing deposits remained relatively stable at 5.36% during 1996 as compared to 5.40% during 1995, however the average balance increased to $17,825,000 during 1996 from $12,332,000 during 1995. Alternative cash sources were necessary to fund the cash outflow resulting from the branch sales. Funds were obtained through increased borrowing and brokered funds as well as through the sale of loans and securities. However, these funds were not immediately reinvested because strategic planning called for investing in high yield nonconforming loans as such loans became available. Therefore, this cash was generating income at overnight funds rates until invested in loans.

Because of the opportunity allowed by the FASB Special Report on implementation of Statement 115, the investment portfolio was restructured in December 1995. This resulted in the sale of securities which decreased the average balance in investment and trading account securities to $59,777,000 in 1996 as compared to $70,067,000 in 1995. These investment securities had a substantially improved yield of 6.51% during 1996 as compared to 5.91% during 1995.

The Corporation's average loan balance stayed relatively constant at $191,735,000 during 1996 compared to $193,020,000 during 1995. However, the yield increased by 54 basis points to 8.36% during 1996 from 7.82% during 1995. This increase in yield resulted from the sale of lower yielding loans during the year and the replacement of these loans in portfolio by the higher yielding nonconforming loans.

While all the restructuring on the asset side resulted in an increased yield on earning assets, the restructuring of the liability side resulted in an offsetting larger increase in the cost of interest bearing liabilities. With the outflow of savings occurring as a result of the branch sales, cash was obtained through brokered savings and through increased borrowings.

The average deposits during 1996 decreased to $163,793,000 from $191,350,000 during 1995 because of the deposit outflow associated with the branch sales, offset somewhat by an increase in brokered deposits. Because the deposits that were sold included transaction accounts and passbook funds, the average cost of these transferred deposits was relatively low. Thus, the average cost of interest bearing deposits rose to 5.54% in 1996 as compared to 4.69% during 1995. Although not reflected in net interest income, the decrease in deposits resulted in a decreased federal deposit insurance premium expense. This is reflected in non-interest expense.

To supplement cash flow, additional funds were borrowed during 1996. The average balance of Federal Home Loan Bank advances and other borrowings increased to $89,103,000 in 1996 from $69,645,000 in 1995. Even though the average cost of such borrowings remained relatively constant at 5.94% during 1996 as compared to 5.83% during 1995, the increased volume contributed to the increased cost of interest bearing liabilities.

Net interest margin

Another factor that must be considered is the contribution of interest free funds on the interest rate spread, which is the basis of the interest rate margin. Average interest earning assets exceeded average interest bearing liabilities by $13,706,000 in 1997, by $13,073,000 in 1996, and by $8,238,000 in
1995. An excess of interest earning assets effectively contributes interest free funds as an integral part of the interest rate margin. Thus, the Corporation's net interest margin exceeded the spread by 29 basis points in 1997, by 28 basis points in 1996, and by 15 basis points in 1995.

                               Non-Interest Income

Non-interest income decreased in 1997 to $3,098,000 from $10,391,000 in 1996, and as compared to $5,384,000 in 1995. The major reason for the $7,293,000 decrease during 1997 was the $7,274,000 gain on sale of the branch offices during 1996.

Net gain on sales of loans stayed relatively constant at $2,124,000 during 1997 as compared to $2,026,000 during 1996. Net gains on sales of loans during 1995 was $582,000. The increases in 1996 and 1997 were because of the sale of nonconforming loans which generate a strong gain on sale and are not as rate sensitive as conforming mortgage loans. The adoption of FAS 122 for fiscal years 1996 and later, resulted in increased gain on sale of loans due to the capitalization of originated mortgage servicing rights ($366,000 during 1997 and $454,000 during 1996.) Total loan sales aggregated $76,202,000 in 1997, $161,422,000 in 1996, and $32,835,000 in 1995. Included in the loan sales during 1997 and 1996, respectively, were $37,709,000 and $27,910,000 in nonconforming loans.

A $29,000 net loss on sales of securities was recognized during 1997 as compared to a net loss of $111,000 during 1996 and net gains of $16,000 in 1995. The loss in 1996 was incurred because of the opportunity afforded by the issuance of the FASB Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," to restructure the investment portfolio. Lower yielding securities were sold to improve investment yield on the remaining portfolio.

Income from fees and service charges increased to $341,000 during 1997 from $296,000 in 1996, and as compared to $981,000 in 1995. The level of fees is significantly affected by servicing fee income on loans serviced for other owners. The Bank retains .25% servicing fee on fixed rate loans and .375% servicing fee on adjustable rate loans that have been sold in the secondary market. Loans sold to others, with servicing retained by the Bank, totaled $112,642,000 at June 30, 1997, $81,353,000 at June 30, 1996, and $193,058,000 at
June 30, 1995.

Other non-interest income decreased to $662,000 in 1997 from $906,000 in 1996 and from $3,805,000 in 1995. Of this income, $237,000 during 1996 and $2,980,000 during 1995 resulted from the sale of FHLMC and FNMA servicing rights. These servicing rights were sold to minimize prepayment risk associated with the projected lowering long term interest rate scenario. Additionally, in years prior to 1996, these servicing rights were sold to recognize currently the value in net income; with the adoption of FAS 122, this is no longer necessary, as the value of the servicing rights is recognized currently. Accordingly, no servicing rights were sold during 1997.

                              Non-Interest Expense

Non-interest expense increased to $8,555,000 in 1997 from $7,528,000 in 1996, as compared to $7,898,000 in 1995. The increase in 1997 is attributed to the one-time pre-tax charge of $1,330,000 to federal insurance premiums for an industry-wide special assessment by the FDIC to recapitalize the SAIF. As a result of this one-time assessment, the Bank's deposit insurance premiums will be reduced in the future.

Compensation and employee benefits, the major component of non-interest expense, decreased to $4,195,000 in 1997 from $4,273,000 in 1996 and from $4,442,000 in
1995. The decreases during 1997 and 1996 were from the decrease in employees resulting from the branch sales in December 1995.

Net occupancy decreased to $719,000 in 1997 from $746,000 in 1996 and from $815,000 during 1995. This is also due to the sale of the branch offices.

                                  Income Taxes

The Corporation generated an income tax expense of ($249,000) in fiscal 1997 as compared to $3,373,000 in fiscal 1996 and $1,440,000 in fiscal 1995. The negative tax expense in fiscal 1997 resulted from the Corporation's investment in an affordable housing senior citizen project that produces tax credits. Because of the SAIF assessment which lowered earnings, the total amount of tax credits could not be used as related to fiscal 1997 income, however, tax laws allowed the credits to be carried back to the prior year when income was sufficient for the Corporation to use the full fiscal 1997 allocated credit.

                               Financial Condition

The Corporation's total assets increased to $270,490,000 at June 30, 1997 from $263,483,000 at June 30, 1996. Total cash and cash equivalents decreased by $4,805,000 to $20,294,000 at June 30, 1997 from $25,099,000 at June 30, 1996.
This decrease was due to less necessity for cash to fund a decreasing pipeline of mortgage loans.

Net loans receivable decreased to $146,840,000 at June 30, 1997 from $150,749,000 at June 30, 1996. This decrease resulted from the decreased mortgage volume, the continued decision to sell lower grade nonconforming loans to mitigate credit risk, and the continued decision to sell conforming loans to mitigate interest rate risk. The loans held for sale increased to $27,769,000 from $18,590,000 at June 30, 1996 because adjustable rate loans are currently being placed in the held for sale portfolio for liquidity purposes.

Prepaid expenses and other assets increased by $4,475,000 during the year mainly because of the pending settlement of a $4,111,000 loan sale. Total deposits increased to $144,316,000 at June 30, 1997 from $137,148,000 at June 30, 1996.
Brokered deposits are used to supplement savings deposits obtained in the Vincennes area. Total brokered savings increased to $45,100,000 at June 30, 1997 from $34,058,000 at June 30, 1996.

                                Capital Resources

At June 30, 1997, stockholders' equity was $22,333,000, an increase of $604,000 over total stockholders' equity of $21,729,000 at June 30, 1996.

The Corporation is subject to regulation as a savings and loan holding company by the Office of Thrift Supervision. The Bank, as a subsidiary of a savings and loan holding company, is subject to certain restrictions in its dealings with the Corporation. The Bank is also subject to the regulatory requirements applicable to a federal savings bank.

Current capital regulations require savings institutions to have minimum tangible capital equal to 1.5% of total assets and a minimum 3% core capital ratio. Additionally, savings institutions are required to meet a risk-based capital ratio equal to 8% of risk-weighted assets. At June 30, 1997, the Bank exceeded all capital requirements.

Minimum capital standards place savings institutions into one of five categories, from "critically undercapitalized" to "well-capitalized," depending on levels of three measures of capital. A well-capitalized institution, as defined by the regulations, would have a total risk-based capital ratio of at least 10%, a Tier 1 (core) risk-based capital ratio of at least 6%, and a leverage (core) risk-based capital ratio of at least 5%. At June 30, 1997, First Federal was classified as "well-capitalized."

The following is a summary of the Bank's regulatory capital and capital requirements at June 30, 1997:


                                                                                              Core/      Tier 1        Total
                                                  GAAP          Tangible     Tangible       Leverage    Risk-Based    Risk-Based
                                                Capital         Capital       Equity        Capital      Capital       Capital
---------------------------------------------------------------------------------------------------------------------------------
1ST BANCORP GAAP Capital                       $22,333,000
First Federal GAAP Capital                     $22,367,000    $22,367,000   $22,367,000   $22,367,000  $22,367,000   $22,367,000

Capital Adjustments:
  Unrealized Loss on Investment Securities                        109,000       109,000       109,000      109,000       109,000
  General Valuation Allowance                                                                                            650,000
  Disallowed                                                      (40,000)      (40,000)      (40,000)     (40,000)      (40,000)
                                                           ----------------------------------------------------------------------
Regulatory Computed Capital                                    22,436,000    22,436,000    22,436,000   22,436,000    23,086,000
                                                           ======================================================================

Total Assets:
  Adjusted Total Assets                                       270,568,000   270,568,000   270,568,000  -             -
  Risk-Weighted Assets                                        -             -             -            144,438,000   144,438,000
                                                           ----------------------------------------------------------------------
Regulatory Computed Assets                                    270,568,000   270,568,000   270,568,000  144,438,000   144,438,000
                                                           ======================================================================
Regulatory Capital Ratio                                             8.29%         8.29%         8.29%       15.53%        15.98%
                                                                     ====          ====          ====        =====         =====
Regulatory Capital Category:
  OTS Minimum Requirements                                           1.50%                       3.00%                      8.00%
                                                                     ====                        ====                       ====
Prompt Corrective Action Requirements:
  Not Critically Undercapitalized Equal to                                         2.00%
                                                                                   ====
  Well Capitalized Equal to or Greater Than                                                      5.00%        6.00%        10.00%
                                                                                                 ====         ====         =====


                         Asset and Liability Management

Thrift institutions are subject to interest rate risk to the degree that interest-bearing liabilities, primarily deposits and borrowings with relatively short-term maturities, mature or reprice more rapidly, or on a different basis, than interest-earning assets. While having liabilities that mature or reprice more frequently on average than assets will be beneficial in times of declining interest rates, such an asset/liability structure will result in lower net income or net losses during periods of rising interest rates, unless offset by other factors such as non-interest income. Thus, the Corporation's operating results are affected by changes in the level of market rates of interest.

An asset/liability management program has been designed and implemented to stabilize and improve earnings by managing interest rate risk without adversely affecting asset quality. This program involves the coordination of sources and uses of funds and the evaluation of changing market rate relationships. In this process, the Corporation's interest rate risk is analyzed using gap analysis and simulation analysis produced in-house and by the OTS.

Management closely monitors the asset/liability mix and adjusts policies and strategies to manage the impact of fluctuating interest rates on operating results. The following table sets forth the repricing of the Corporation's interest earning assets and interest bearing liabilities at June 30, 1997. Prepayment assumptions and decay rates have been applied to more accurately reflect the asset/liability gap.

                                                            At June 30, 1997
                                                       Maturing or Repricing Within
                                   -----------------------------------------------------------------

                                     Average                  1 Year   1 to 3     3 to 5   More than
                                       Rate        Total     Or Less    Years      Years    5 Years
                                   ------------------------------------------------------------------
                                           (Dollars in Thousands)
Rate Sensitive Assets
-----------------------------------------------------------------------------------------------------
Loans Receivable (1)
   Adjustable Rate Mortgage loans      8.34%       $88,757    $67,391    $8,658     $8,767    $3,941
   Fixed Rate Mortgage loans           8.55%        76,239     30,399    25,914      9,930     9,996
   Nonmortgage Loans                   9.73%        12,748      6,514     3,540      1,691     1,003
Investments                            6.36%        80,365     24,712    12,407     12,803    30,443
                                   ------------------------------------------------------------------

Total Rate Sensitive Assets            7.86%      $258,109   $129,016   $50,519    $33,191   $45,383
=====================================================================================================

Rate Sensitive Liabilities
-----------------------------------------------------------------------------------------------------
Deposits
  Fixed Maturity Deposits              5.81%      $121,108    $91,623   $24,123     $3,123    $2,239
  Other Deposits (2)                   3.85%        23,208     16,545     2,501      1,475     2,687
FHLB Advances and Other Borrowings     5.67%       100,296     43,198    46,013     10,396       689
                                   ------------------------------------------------------------------

Total Rate Sensitive Liabilities       5.57%      $244,612   $151,366   $72,637    $14,994    $5,615
=====================================================================================================

Total Asset/Liability Gap                          $13,497   ($22,350) ($22,118)   $18,197   $39,768
Cumulative Asset/Liability Gap                     $13,497   ($22,350) ($44,468)  ($26,271)  $13,497
Cumulative Gap as a Percentage of
 Total Assets - 1997                                            -8.26%   -16.44%     -9.71%     4.99%
Cumulative Gap as a Percentage of
Total Assets - 1996                                             -4.05%   -21.35%     -9.47%     6.56%

-----------------------------------
(1) The distribution of fixed rate loans is based upon contractual maturity and scheduled contractual repayments adjusted for estimated prepayments. For adjustable rate loans, interest rates adjust at intervals of one month to seven years.

(2) A portion of these transaction account balances has been included in the More Than 5 Years category to reflect management's assumption that these accounts are not rate sensitive.


                                    Liquidity

The Corporation conducts substantially all its business through its thrift subsidiary. The main source of funds for 1ST BANCORP is dividends from the Bank.

The Corporation's primary sources of funds are the Bank's deposits, which totaled $144,316,000 at June 30, 1997, and borrowings, which totaled $100,296,000 at June 30, 1997. During the year, cash flow needs were also supplied by loan payments, proceeds from sales of loans and securities, and securities sold under agreement to repurchase.

Scheduled loan payments are a relatively stable source of funds, but loan payoffs, the sale of loans, and deposit inflows and outflows fluctuate significantly, depending on market interest rates and economic conditions. Management does not expect any of these items to occur in amounts that would exert pressure on the Corporation's ability to meet consumer demand for liquidity or the regulatory liquidity requirements.

Historically, the Bank has maintained its liquid assets above the minimum requirements imposed by OTS regulations and at a level believed by management adequate to meet requirements of normal daily activities. Regulations require thrift institutions to maintain minimum levels of certain liquid investments, as defined in the regulations, of at least 5% of net withdrawable assets. At June 30, 1997, First Federal's regulatory liquidity ratio was 10.44%.

[KPMG Peat Marwick LLP Letterhead]


Independent Auditors' Report


The Board of Directors
1ST BANCORP:

We have audited the accompanying consolidated statements of financial condition of 1ST BANCORP and subsidiaries as of June 30, 1997 and 1996 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three year period ended June 30, 1997. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of 1ST BANCORP and subsidiaries as of June 30, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three year period ended June 30, 1997 in conformity with generally accepted accounting principles.



/s/ KPMG Peat Marwaick LLP

Indianapolis, Indiana
July 17, 1997

                          1ST BANCORP AND SUBSIDIARIES

                 Consolidated Statements of Financial Condition

                             June 30, 1997 and 1996

               Assets                                                1997              1996
               ------                                                ----              ----
Cash and cash equivalents:
   Interest bearing deposits                                   $   19,771,000       24,689,000
   Non-interest bearing deposits                                      523,000          410,000
                                                                 ------------     ------------
       Cash and cash equivalents                                   20,294,000       25,099,000
                                                                 ------------     ------------
Securities available for sale (note 2)                             11,588,000       10,499,000
Securities held to maturity (market value of $43,556,000
   and $42,184,000) (note 3)                                       44,065,000       43,624,000
Loans receivable, net (notes 4 and 8)                             146,840,000      150,749,000
Loans held for sale                                                27,769,000       18,590,000
Accrued interest receivable:
   Securities                                                       1,081,000        1,036,000
   Loans                                                            1,099,000        1,179,000
Stock in FHLB of Indianapolis, at cost                              4,941,000        4,864,000
Office premises and equipment (note 6)                              3,225,000        2,950,000
Real estate owned                                                     397,000          177,000
Prepaid expenses and other assets                                   9,191,000        4,716,000
                                                                 ------------     ------------
                                                                $ 270,490,000      263,483,000
                                                                  ===========      ===========

   Liabilities and Stockholders' Equity
Liabilities:
   Deposits (note 7)                                              144,316,000      137,148,000
   Advances from FHLB and other borrowings (note 8)               100,296,000      100,885,000
   Advance payments by borrowers for taxes and insurance              304,000          492,000
   Accrued interest payable on deposits                             1,194,000          816,000
   Accrued expenses and other liabilities                           2,047,000        2,413,000
                                                                 ------------     ------------
                                                                  248,157,000      241,754,000

Stockholders' equity (note 9):
   Preferred stock, no par value; shares authorized
     of 2,000,000, none outstanding                                  -                -
   Common stock, $1 par value; shares authorized of 5,000,000;
     shares issued and outstanding of 697,897 and 699,889             698,000          667,000
   Paid-in capital                                                  2,642,000        2,747,000
   Retained earnings, substantially restricted                     19,102,000       18,560,000
   Unrealized depreciation on securities available for sale
     (note 2)                                                        (109,000)        (245,000)
                                                                 ------------     ------------
                                                                   22,333,000       21,729,000
Commitments (note 14)
                                                                $ 270,490,000      263,483,000
                                                                  ===========      ===========


See accompanying notes to consolidated financial statements.

                          1ST BANCORP AND SUBSIDIARIES

                       Consolidated Statements of Earnings

                    Years ended June 30, 1997, 1996 and 1995

                                                                          1997          1996            1995
                                                                          ----          ----            ----
Interest income:
    Loans                                                             $ 15,147,000     16,027,000     15,093,000
    Securities                                                           3,852,000      3,890,000      4,136,000
    Trading account securities                                              18,000          3,000          8,000
    Other short-term investments and
       interest bearing deposits                                           677,000        955,000        666,000
                                                                      ------------   ------------   ------------
          Total interest income                                         19,694,000     20,875,000     19,903,000
                                                                        ----------     ----------     ----------

Interest expense:
    Deposits (note 7)                                                    7,678,000      9,073,000      8,977,000
    Short-term borrowings                                                   53,000        154,000        379,000
    FHLB advances and other borrowings                                   5,561,000      5,293,000      4,063,000
                                                                       -----------    -----------    -----------
          Total interest expense                                        13,292,000     14,520,000     13,419,000
                                                                        ----------     ----------     ----------

          Net interest income before
              provision for loan losses                                  6,402,000      6,355,000      6,484,000

Provision for loan losses (note 4)                                         373,000         83,000        100,000
                                                                      ------------  -------------   ------------

          Net interest income after
              provision for loan losses                                  6,029,000      6,272,000      6,384,000
                                                                       -----------    -----------    -----------

Non-interest income:
    Fees and service charges                                               341,000        296,000        981,000
    Net gain (loss) on sales of securities available
       for sale and trading account securities (note 2)                    (29,000)      (111,000)        16,000
    Net gain on sales of loans                                           2,124,000      2,026,000        582,000
    Net gain on sale of branch offices (note 13)                          -             7,274,000       -
    Other (note 5)                                                         662,000        906,000      3,805,000
                                                                      ------------   ------------    -----------
          Total non-interest income                                      3,098,000     10,391,000      5,384,000
                                                                       -----------     ----------    -----------

Non-interest expense:
    Compensation and employee benefits                                   4,195,000      4,273,000      4,442,000
    Net occupancy                                                          719,000        746,000        815,000
    Federal insurance premiums (note 7)                                  1,589,000        469,000        494,000
    Other                                                                2,052,000      2,040,000      2,147,000
                                                                       -----------    -----------    -----------
          Total non-interest expense                                     8,555,000      7,528,000      7,898,000
                                                                       -----------    -----------    -----------

          Earnings before income taxes                                     572,000      9,135,000      3,870,000

Income taxes (note 12)                                                    (249,000)     3,373,000      1,440,000
                                                                      ------------    -----------    -----------

          Net earnings                                              $      821,000      5,762,000      2,430,000
                                                                      ============    ===========    ===========

Earnings per share (note 10)                                                  1.17           8.22           3.54
                                                                              ====           ====           ====


See accompanying notes to consolidated financial statements.

                          1ST BANCORP AND SUBSIDIARIES

                 Consolidated Statements of Stockholders' Equity

                    Years ended June 30, 1997, 1996 and 1995


                                                                                                   Unrealized        Total
                                                                                                 depreciation on    stock-
                                                            Common       Paid-in     Retained   securities avail-  holders'
                                                             stock       capital     earnings     able for sale     equity

Balance at June 30, 1994                                  $ 565,000      2,429,000    10,749,000    (223,000)    13,520,000
    Issuance of common stock through employee
       stock purchase plan (note 9)                           2,000         37,000      -             -              39,000
    Exercise of options for common stock (note 9)            66,000        338,000      -             -             404,000
    Issuance of common stock through dividend re-
       investment and shareholder stock purchase plan         1,000         21,000      -             -              22,000
    Dividends ($.18 per share)                               -            -             (115,000)     -            (115,000)
    Change in net unrealized depreciation on securities
       available for sale (note 2)                           -            -             -             33,000         33,000
    Net earnings                                             -            -            2,430,000      -           2,430,000
                                                       ---------------------------   -----------------------    -----------
Balance at June 30, 1995                                    634,000      2,825,000    13,064,000    (190,000)    16,333,000
    Issuance of common stock through employee stock
       purchase plan (note 9)                                 5,000         77,000      -             -              82,000
    Issuance of common stock through dividend re-
       investment and shareholder stock purchase plan         2,000         53,000      -             -              55,000
    Purchase and retirement of common stock (note 9)         (6,000)      (176,000)     -             -            (182,000)
    Issuance of 33,111 shares of common stock at par
       value for 5% stock dividend
       plus cash in lieu of
       fractional shares                                     32,000        (32,000)       (5,000)     -              (5,000)
    Dividends ($.37 per share)                               -            -             (261,000)     -            (261,000)
    Change in net unrealized depreciation on securities
       available for sale (note 2)                           -            -             -            (55,000)       (55,000)
    Net earnings                                             -            -            5,762,000      -           5,762,000
                                                       ---------------------------   -----------------------    -----------
Balance at June 30, 1996                                    667,000      2,747,000    18,560,000    (245,000)    21,729,000
    Issuance of common stock through employee stock
       purchase plan (note 9)                                 3,000         76,000      -             -              79,000
    Issuance of common stock through dividend re-
       investment and shareholder stock purchase plan         2,000         52,000      -             -              54,000
    Purchase and retirement of common stock (note 9)         (7,000)      (200,000)     -             -            (207,000)
    Issuance of 33,013 shares of common stock at par
       value for 5% stock dividend
       plus cash in lieu of
       fractional shares                                     33,000        (33,000)       (5,000)     -              (5,000)
    Dividends ($.39 per share)                               -            -             (274,000)     -            (274,000)
    Change in net unrealized depreciation on securities
       available for sale (note 2)                           -            -             -            136,000        136,000
    Net earnings                                             -            -              821,000      -             821,000
                                                       ---------------------------  ------------------------   ------------

Balance at June 30, 1997                                  $ 698,000      2,642,000    19,102,000    (109,000)    22,333,000
                                                            =======      =========    ==========     =======     ==========


See accompanying notes to consolidated financial statements.

                          1ST BANCORP AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                    Years ended June 30, 1997, 1996 and 1995

                                                                              1997           1996           1995
                                                                              ----           ----           ----

Net cash flows from operating activities:
    Net earnings                                                      $      821,000      5,762,000       2,430,000
    Adjustments to reconcile net earnings to net cash provided
       (used) by operating activities:
       Depreciation and amortization                                         348,000        300,000         188,000
       Amortization of mortgage servicing rights                             153,000        107,000         486,000
       Gain on sale of loans                                              (2,124,000)    (2,026,000)       (582,000)
       Loss (gain) on sale of securities                                      29,000        111,000         (16,000)
       Gain on sale of branch                                              -             (7,274,000)       -
       Loss on sale of equipment                                              54,000      -               -
       Net change in loans held for sale                                  (9,179,000)   (13,486,000)     (1,740,000)
       Provision for loan losses                                             373,000         83,000         100,000
       Change in accrued interest receivable                                  35,000        107,000        (702,000)
       Change in prepaid expenses and other assets                          (476,000)       635,000          21,000
       Change in accrued expenses and other liabilities                      (79,000)    (1,646,000)        443,000
       Loss on investment in limited partnership                             122,000        263,000         146,000
                                                                        ------------ ------------------------------
          Net cash provided (used) by operating activities                (9,923,000)   (17,064,000)         774,000
                                                                         -----------   ------------ ----------------

Cash flows from investing activities:
    Purchases of securities held to maturity                              (3,519,000)   (34,262,000)    (15,989,000)
    Proceeds from maturities of securities held to maturity                3,062,000     16,872,000       -
    Purchases of securities available for sale                           (31,913,000)   (46,074,000)      -
    Proceeds from maturity of securities available for sale                1,192,000      5,015,000         693,000
    Proceeds from sale of securities available for sale                   29,826,000     76,159,000       -
    Principal collected on loans, net of originations                      1,379,000    (12,802,000)    (28,227,000)
    Purchase of life insurance policies                                      (35,000)     -               -
    Purchase of stock of FHLB of Indianapolis                                (77,000)      (988,000)     (1,378,000)
    Purchases of office premises and equipment                              (615,000)      (154,000)       (187,000)
    Investment in limited partnership                                      -              -              (2,500,000)
    Proceeds from sale of office premises and equipment-branch sales       -              1,316,000       -
    Proceeds from sale of loans-branch sales                               -             28,875,000       -
    Sale of deposits-branch sales                                          -            (77,406,000)      -
    Proceeds from bulk sale of loans                                       -             37,937,000       -
    Other                                                                   (220,000)       (32,000)        225,000
                                                                        ------------ --------------  --------------
          Net cash used by investing activities                             (920,000)    (5,544,000)    (47,363,000)
                                                                        ------------   ------------    ------------

Cash flows from financing activities:
    Net increase in deposits                                               7,168,000     11,017,000      37,014,000
    Proceeds from FHLB advances and other borrowings                      83,768,000    202,544,000     193,031,000
    Repayment of FHLB advances and other borrowings                      (84,357,000)  (181,046,000)   (173,164,000)
    Proceeds from issuance of common stock                                   133,000        137,000         465,000
    Purchase and retirement of common stock                                 (207,000)      (182,000)              -
    Payment of dividends on common stock                                    (279,000)      (266,000)       (115,000)
    Decrease in advance payments by borrowers for interest and taxes        (188,000)    (1,829,000)       (961,000)
                                                                        ------------  -------------  --------------
          Net cash provided by financing activities                        6,038,000     30,375,000      56,270,000
                                                                         -----------   ------------    ------------
Net increase (decrease) in cash and cash equivalents                      (4,805,000)     7,767,000       9,681,000
Cash and cash equivalents at beginning of year                            25,099,000     17,332,000       7,651,000
                                                                          ----------   ------------   -------------
Cash and cash equivalents at end of year                                $ 20,294,000     25,099,000      17,332,000
                                                                          ==========   ============    ============
Additional disclosures:
    Interest paid                                                       $ 12,917,000     14,170,000      13,028,000
                                                                          ==========   ============    ============
    Income taxes paid                                                   $    287,000      4,700,000         584,000
                                                                        ============   ============    ============
    Transfer of investment securities
       held to maturity to available
       for sale account                                                 $         -      45,838,000               -
                                                                        ===========    ============    ============
    Transfer of mortgage-backed securities
       available for sale to held
       to maturity account                                              $         -               -         231,000
                                                                        ===========    ============    ============
    Transfer of investment securities
       available for sale to held
       to maturity account                                              $         -               -       4,598,000
                                                                        ============   ============    ============
    Transfer of loans receivable to
     prepaid expenses and other assets                                  $ 4,111,000               -               -
                                                                        ===========  ==============    ============


See accompanying notes to consolidated financial statements.

(Continued)

                          1ST BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 1997, 1996 and 1995


(1)    Summary of Significant Accounting Policies

       Principles of Consolidation

       The consolidated financial statements include the accounts of 1ST BANCORP (the "Corporation") and its subsidiaries, First Federal Bank, A Federal Savings Bank and subsidiary (the "Bank"), First Financial Insurance Agency, Inc. and First Title Company. All significant intercompany transactions and balances have been eliminated in consolidation.

       The accounting and reporting policies of the Corporation and the Bank conform to generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated statement of financial condition and consolidated statement of earnings for the period.
       Actual results could differ from those estimates.

       The Bank is subject to competition from other financial  institutions and
       is  regulated  by  certain  federal   agencies  and  undergoes   periodic
       examination by those regulatory authorities.

       Cash and Cash Equivalents

       For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks.

       Securities Held to Maturity and Available for Sale

       Securities classified as available for sale are securities that the Corporation intends to hold for an indefinite period of time, but not necessarily until maturity, and include securities that management might use as part of its asset-liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar factors, and which are carried at market value. Unrealized holding gains and losses, net of tax, on available for sale securities are reported as a net amount in a separate component of stockholders' equity until realized. Securities classified as held to maturity are securities that the Corporation has both the ability and positive intent to hold to maturity and are carried at cost adjusted for amortization of premium or accretion of discount. Gains and losses on securities are computed on a specific identification basis.

       Loans Receivable and Real Estate Owned

       Loans receivable are considered long-term investments, and accordingly, are carried at historical cost.

                          1ST BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


(Continued)

       The Bank provides specific valuation allowances for estimated losses on loans and real estate owned when a significant and permanent decline in value occurs. As of July 1, 1995, the Bank adopted Statement of Financial Accounting Standard No. 114, Accounting by Creditors for Impairment of a Loan. Under this standard, loans considered to be impaired are reduced to the present value of expected future cash flows or to fair value of collateral by allocating a portion of the allowance for loan losses to such loans. If these allocations cause the allowance for loan losses to require an increase, allocations are considered in relation to the overall adequacy of the allowance for loan losses and subsequent adjustment to the loss provision. Adopting this standard did not have an impact on the 1996 financial statements. In providing valuation allowances, through a charge to operations, the estimated net realizable value of the underlying collateral and the costs of holding real estate are considered. Non-specific valuation allowances for estimated losses are established based on management's judgment of current economic conditions and the credit risk of the loan portfolio and real estate owned.

       Management believes the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions and borrower circumstances. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

       Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell.

       Loan Fees and Related Costs

       Loan origination and commitment fees and certain direct loan origination costs are deferred, and the net amount is amortized over the contractual life of the related loan as an adjustment of the loan's yield using the interest method.

       Mortgage Banking Activities

       The Bank originates and purchases certain mortgage loans for sale in the secondary market. During the origination and purchase period, mortgage loans are designated as held either for investment purposes or for sale. Mortgage loans held for sale are carried at the lower of amortized cost or market value determined on an aggregate basis.

       Gains and losses on the sale of loans are reflected in operations at the time of sale and are determined by the difference between net sales proceeds and the carrying value of the loans, adjusted for normal servicing fees. The Bank recognizes, as separate assets, rights to service mortgage loans for others however those servicing rights are acquired.

       The Bank hedges its interest rate risk on fixed rate loan commitments expected to close and the inventory of mortgage loans held for sale. Related hedging gains and losses are recognized at the time gains or losses are recognized on the related loans sold. The Bank does not anticipate any loss on open commitments at June 30, 1997.

       As of July 1, 1995, the Bank adopted the provisions of Statement of Financial Accounting Standards No. 122, Accounting for Servicing Rights ("SFAS 122"). For servicing retained loan sales, SFAS 122 requires the capitalization of the cost of mortgage service rights, regardless of whether those rights were acquired through purchase or origination. Effective December 31, 1996, SFAS 122 was superseded by Statement of Financial Accounting Standards No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities ("SFAS 125"). The Bank's accounting for mortgage servicing rights was not changed by SFAS 125. Prior to the adoption of SFAS 122 and SFAS 125, only purchased servicing rights were capitalized.

       Beginning with the adoption of SFAS 122, the total cost of mortgage loans, whether originated or purchased, with the intent to sell is allocated between the loan servicing right and the mortgage loan without servicing based on their relative fair values at the date of sale. The capitalized cost of loan servicing rights is amortized in proportion to and over the period of, estimated net servicing revenue. Mortgage servicing rights are periodically evaluated for impairment by stratifying them based on the predominant risk characteristics of the underlying serviced loan.

       Office Premises and Equipment

       Office premises and equipment are stated at cost, less accumulated depreciation provided on the straight-line basis over the estimated useful lives of the various classes of assets.

       FHLB Stock

       Federal law requires a member institution of the Federal Home Loan Bank System to hold common stock of its district FHLB according to a predetermined formula. This investment is stated at cost, which represents redemption value.

       Pension Plan

       Pension expense for the Bank's defined benefit pension plan is computed on the basis of accepted actuarial methods. It is the Bank's policy to fund pension costs accrued.

       Income Taxes

       The Corporation and its subsidiaries file consolidated income tax returns. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date.

       Reclassifications

       Certain amounts in the 1996 and 1995 consolidated financial statements have been reclassified to conform to the 1997 presentation.

(2)    Securities Available for Sale

       Securities available for sale consist of the following at June 30:


                                                                                     1997
                                                            Amortized      Unrealized     Unrealized      Market
                                                              Cost            Gains         Losses         Value
           Mortgage-backed securities:
              FHLMC                                        $   2,206,000       -           (33,000)       2,173,000

           Investments:
              U.S. Treasury and agency obligations             9,563,000       -          (148,000)       9,415,000
                                                             -----------  ----------       -------      -----------

                                                            $ 11,769,000       -          (181,000)      11,588,000
                                                              ==========  ==========       =======       ==========


                                                                                     1996
                                                            Amortized      Unrealized     Unrealized      Market
                                                              Cost            Gains         Losses         Value
           Mortgage-backed securities:
              FHLMC                                        $   2,402,000       -           (47,000)       2,355,000

           Investments:
              U.S. Treasury and agency obligations             8,505,000       -          (361,000)       8,144,000
                                                             -----------  ----------       -------      -----------

                                                            $ 10,907,000       -          (408,000)      10,499,000
                                                              ==========  ==========       =======       ==========

       A reclassification of investment securities from the held to maturity portfolio to the available for sale portfolio occurred during the quarter ended December 31, 1995, in accordance with the FASB Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investment in Debt and Equity Securities," which was issued November 15, 1995. The investment securities that were reclassified had a carrying value of $45,838,000 and a market value of $46,061,000 at the time of transfer.

       For the year ended June 30, 1997, gross realized losses on sales of investment securities available for sale were $19,000. For the year ended June 30, 1996, gross realized gains and gross realized losses from the sales of investment securities available for sale were $118,000 and $294,000, respectively, and from the sales of mortgage-backed securities available for sale were $57,000 and $4,000, respectively. For the year ended June 30, 1995, gross realized gains and gross realized losses from the sales of mortgage-backed securities available for sale were $5,000 and $7,000, respectively.

       For the year ended June 30, 1997, gross realized gains and gross realized losses on sales of trading account securities were $13,000 and $23,000, for the year ended June 30, 1996, gross realized gains and gross realized losses were $13,000 and $1,000, respectively; and for the year ended June 30, 1995, gross realized gains were $18,000.

       At June 30, 1997, the contractual maturity of securities available for sale follows:

                                                 Amortized          Market
                                                   cost              value

       Due after one year through five years   $   1,005,000           994,000
       Due after five years through ten years      4,560,000         4,491,000
       Due after ten years                         3,998,000         3,930,000
       Mortgage-backed securities                  2,206,000         2,173,000
                                                 -----------       -----------

                                                $ 11,769,000        11,588,000
                                                  ==========        ==========

(3)    Securities Held to Maturity

       Securities held to maturity at June 30 consist of:


                                                                1997
                                      Amortized      Unrealized     Unrealized      Market
                                        Cost            Gains         Losses         Value
       U.S. Treasury and agency
          obligations                $ 43,747,000      41,000        (553,000)     43,235,000
       Mortgage-backed securities         318,000       5,000          (2,000)        321,000
                                     ------------     -------       ---------    ------------

                                     $ 44,065,000      46,000        (555,000)     43,556,000
                                       ==========      ======         =======      ==========



                                                               1996
                                      Amortized      Unrealized     Unrealized      Market
                                        Cost            Gains         Losses         Value
       U.S. Treasury and agency
          obligations                $ 43,242,000       -          (1,441,000)     41,801,000
       Mortgage-backed securities         382,000       3,000          (2,000)        383,000
                                     ------------       -----     -----------     -----------

                                     $ 43,624,000       3,000      (1,443,000)     42,184,000
                                       ==========       =====       =========      ==========

       At June 30, 1997, the contractual maturity of securities held to maturity follows:

                                                      Amortized     Market
                                                        cost         value

           Due after one year through five years     $ 24,209,000   23,905,000
           Due after five years through ten years      11,346,000   11,156,000
           Due after ten years                          8,192,000    8,174,000
           Maturity-backed securities                     318,000      321,000
                                                     ------------ ------------

                                                     $ 44,065,000   43,556,000
                                                       ==========   ==========

(4)    Loans Receivable

       Loans receivable at June 30 consist of:


                                                             1997              1996
                                                             ----              ----
       Real estate loans:
          Mortgage                                       $ 135,189,000       141,247,000
          Construction                                       2,038,000         2,171,000
       Consumer and other loans                             12,748,000        10,010,000
                                                          ------------      -----------
                                                           149,975,000       153,428,000
       Less:
          Undisbursed loan funds                            (1,536,000)       (1,297,000)
          Deferred loan fees and unamortized premiums
             and discounts, net                               (441,000)         (486,000)
          Allowance for loan losses                         (1,158,000)         (896,000)
                                                         -------------     -------------
                                                            (3,135,000)       (2,679,000)

                                                         $ 146,840,000       150,749,000
                                                           ===========       ===========
       Weighted average interest rate                        8.53%              8.23%
                                                             ====               ====


       At June 30, 1997, the majority of the Bank's residential and consumer loans receivable are located in central and southern Indiana and southern Illinois.

       Activity in the allowance for loan losses for the years ended June 30 consists of:

                                                        1997           1996          1995
                                                        ----           ----          ----
           Balance at beginning of year           $    896,000        878,000         817,000
           Provision charged to operations             373,000         83,000         100,000
           Loans charged off, net of recoveries       (111,000)       (65,000)        (39,000)
                                                    ----------       --------        --------

           Balance at end of year                  $ 1,158,000        896,000         878,000
                                                     =========        =======         =======

       Non accrual loans amounted to $2,330,000 and $846,000 at June 30, 1997 and 1996, respectively.

       The Bank makes loans to its officers and directors in the normal course of business. These loans are made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other customers and do not involve more than the normal risk of collectibility. Activity in these loans for the year ended June 30, 1997 consists of:

           Balance at beginning of the year     $ 408,000
           Loans originated                       435,000
           Repayments                            (229,000)
                                                  -------
           Balance at end of year               $ 614,000
                                                  =======

(5)    Mortgage Banking

       The amount of loans serviced by the Bank for the benefit of others was $112,642,000, $81,353,000 and $193,058,000 at June 30, 1997, 1996 and
       1995, respectively.

       At June 30, 1997 and 1996, unamortized loan servicing rights totaled $819,000 and $591,000, respectively, and are included in prepaid expenses and other assets in the consolidated statement of financial condition. For the years ended June 30, 1997 and 1996, the Bank capitalized $366,000 and $454,000, respectively, of servicing rights on loans that were originated through its loan origination network and retail banking offices. The Bank had definitive plans to sell these mortgage loans and retain the servicing rights.

       During the year ended June 30, 1996, the Bank sold approximately $161,082,000 of its FHLMC and FNMA loan servicing portfolio which resulted in a gain of $237,000. During the year ended June 30, 1995, the Bank sold approximately $380,462,000 of its FHLMC loan servicing portfolio which resulted in a gain of $2,980,000. All such gains and losses are included in other non-interest income in the consolidated statements of earnings. No sales of the Bank's loan servicing portfolio occurred in 1997.

(6)    Office Premises and Equipment

       Office premises and equipment at June 30 consist of:

                                              1997             1996
                                              ----             ----

           Land and improvements         $    345,000           315,000
           Buildings and improvements       2,952,000         2,773,000
           Furniture and equipment          1,986,000         1,756,000
                                            ---------         ---------
                                            5,283,000         4,844,000
           Less accumulated depreciation    2,058,000         1,894,000
                                            ---------         ---------

                                          $ 3,225,000         2,950,000
                                            =========         =========

(7)    Deposits

       Deposits at June 30 consist of:

                                                                    1997              1996
                                                                    ----              ----
       Passbook accounts (2.86% and 2.91% at
          June 30, 1997 and 1996)                             $     4,264,000         4,592,000
       Variable rate savings accounts (6.00% and 5.75% at
          June 30, 1997 and 1996)                                   6,766,000         3,015,000
       NOW and Super NOW accounts (0.00%-3.25% and
          0.00%-3.26% at June 30, 1997 and 1996)                    9,163,000         9,563,000
       Money market accounts (weighted average rate of
          4.06% and 3.93% at June 30, 1997 and 1996)                3,015,000         3,089,000
                                                                -------------     -------------
                                                                   23,208,000        20,259,000

       Certificates:
          Less than 4%                                                191,000           269,000
          4% - 4.99%                                                4,435,000         7,235,000
          5% - 5.99%                                               77,581,000        70,495,000
          6% - 6.99%                                               25,478,000        25,612,000
          7% - 7.99%                                               12,228,000        12,030,000
          8% - 9.99%                                                1,055,000         1,081,000
          10% or more                                                 140,000           167,000
                                                               --------------    --------------
                                                                  121,108,000       116,889,000

                                                                $ 144,316,000       137,148,000
                                                                  ===========       ===========

       Weighted average cost of all deposits                         5.49%             5.46%
                                                                     ====              ====

       Scheduled maturities of certificates at June 30, 1997 are summarized as follows:

           Year ending June 30,

           1998                                 $   91,623,000
           1999                                     17,127,000
           2000                                      6,996,000
           2001                                      1,824,000
           2002                                      1,299,000
           Thereafter                                2,239,000
                                                 -------------

                                                 $ 121,108,000

       Included in certificates at June 30, 1997 and 1996 are approximately $8,828,000 and $12,619,000, respectively, of certificates greater than $100,000.

       Eligible savings accounts are insured by the full faith and credit of the United States government up to $100,000 under the Federal Deposit Insurance Corporation's Savings Association Insurance Fund (SAIF) at June 30, 1997.

       Interest expense by type of deposit for the years ended June 30 follows:

                                                     1997           1996          1995
                                                     ----           ----          ----
           Passbook and variable rate savings
              accounts                          $    316,000        392,000        525,000
           NOW, Super NOW and Money Market           375,000        652,000        947,000
           Certificates                            6,987,000      8,029,000      7,505,000
                                                   ---------      ---------      ---------

                                                 $ 7,678,000      9,073,000      8,977,000
                                                   =========      =========      =========


       Net earnings for the year ended June 30, 1997 include a one-time pre-tax charge of $1,330,000 to federal insurance premiums for an industry-wide special assessment by the FDIC to recapitalize SAIF, which insures the Bank's customers' deposits. As a result of this one-time assessment, the Bank's deposit insurance premiums will be reduced in the future.

(8)    Advances From FHLB and Other Borrowings

       Advances from FHLB and other borrowings at June 30 consist of:



                                                                                           1997           1996
                                                                                           ----           ----
          Advances from FHLB collateralized by qualifying
              mortgages, investment securities and mortgage-backed
              securities (as defined) equal to 125% of FHLB advances                $   98,815,000       97,276,000
          Promissory note with interest payable at prime rate
              (as defined) plus 1/2% (9.0% and 8.75% at June 30, 1997
              and 1996) with principal payments of $49,375 due quarterly through December 30, 2004.  Collateralized by 100% of the
              common stock of the Bank                                                   1,481,000        1,679,000
          Securities sold under agreement to repurchase with a
              weighted average interest rate of 4.85% at June 30, 1996                    -               1,930,000
                                                                                ------------------    -------------

                                                                                     $ 100,296,000      100,885,000
                                                                                       ===========      ===========

       The interest rates on the advances from FHLB at June 30, 1997 were as follows: $5,000,000 at 5.46%, $5,000,000 at 5.43%, $3,617,000 at 4.96%,
       $10,000,000  at  5.62%,  $13,000,000  at  5.66%,  $10,000,000  at  5.39%,
       $198,000 at 5.91%,  $10,000,000 at 5.50%, $9,000,000 at 5.85%, $3,000,000
       at 5.83%, and $30,000,000 of variable rate advances with a rate at June 30, 1997 of 5.775%. The interest rates on the advances from FHLB at June 30, 1996 were as follows: $10,000,000 at 5.46%, $10,000,000 at 5.78%,
       $10,000,000  at  5.80%,   $13,000,000  at  5.66%,  $5,000,000  at  5.43%,
       $5,000,000  at  5.71%,   $4,051,000  at  4.96%,   $10,000,000  at  5.62%,
       $10,000,000 at 5.39%, $225,000 at 5.91%, and $20,000,000 of variable rate advances with a rate at June 30, 1996 of 5.48%. The weighted average interest rate of all borrowings was 5.62% and 5.56% at June 30, 1997 and 1996, respectively.

       Securities sold under agreements to repurchase ("Reverse Repurchases") represent an indebtedness of the Bank secured by U.S. treasury and agency obligations, to be repurchased upon maturity. Reverse repurchases averaged $964,000, $2,956,000 and $5,299,000 for the years ended June 30,
       1997, 1996 and 1995, respectively, with maximum amounts outstanding at any month-end of $4,020,000, $8,838,000 and $12,186,000 during the years ended June 30, 1997, 1996 and 1995, respectively.

       Advances from FHLB and other borrowings at June 30, 1997 are scheduled to mature as follows:

                            FHLB              Other
       Maturity           Advances         Borrowings          Total
       --------           --------         ----------          -----
        1998            $ 43,000,000          198,000       43,198,000
        1999              26,617,000          198,000       26,815,000
        2000              19,000,000          198,000       19,198,000
        2001                -                 198,000          198,000
        2002              10,000,000          198,000       10,198,000
        Thereafter           198,000          491,000          689,000
                        ------------       ----------    -------------
                        $ 98,815,000        1,481,000      100,296,000
                          ==========        =========      ===========

(9)    Stockholders' Equity

       The Corporation is subject to regulation as a savings and loan holding company by the Office of Thrift Supervision ("OTS"). The Bank, as a subsidiary of a savings and loan holding company, is subject to certain restrictions in its dealings with the Corporation. The Bank is further subject to the regulatory requirements applicable to a federal savings bank.

       Thrift institutions are required to maintain risk-based capital of 8.0% of risk-weighted assets. At June 30, 1997, the Bank's risk-based capital ratio of 16.0% exceeded the required amount. Risk-based capital is defined as the Bank's core capital adjusted by certain items. Risk weighting of assets is derived from assigning one of four risk-weighted categories to an institution's assets, based on the degree of credit risk associated with the asset. The categories range from zero percent for low-risk assets (such as United States Treasury securities) to 100% for high-risk assets (such as real estate owned). The carrying value of each asset is then multiplied by the risk weighting applicable to the asset category. The sum of the products of the calculation equals total risk-weighted assets.

       Savings institutions are also required to maintain a minimum leverage ratio under which core capital must equal at least 3% of total assets, but no less than the minimum required by the Office of the Comptroller of the Currency ("OCC") for national banks which minimum currently stands between 4% and 5% for other than the highest rated institutions. The Bank's primary regulator, OTS, is expected to adopt the OCC minimum. The components of core capital are the same as those set by the OCC for national banks, and consist of common equity plus non-cumulative preferred stock and minority interests in consolidated subsidiaries, minus certain intangible assets. At June 30, 1997, the Bank's core capital and leverage ratio of 8.3% were in excess of the required amounts.

       The OTS has minimum capital standards that place savings institutions into one of five categories, from "critically undercapitalized" to "well-capitalized," depending on levels of three measures of capital. A well-capitalized institution as defined by the regulations has a total risk-based capital ratio of at least 10 percent, a Tier 1 (core) risk-based capital ratio of at least six percent, and a leverage (core) capital ratio of at least five percent. At June 30, 1997, the Bank was classified as well-capitalized with a total risked based capital ratio of 16.0%, a Tier 1 risked-based capital ratio of 15.5% and a leverage (core) capital ratio of 8.3%.

       The OTS has regulations governing dividend payments, stock redemptions, and other capital distributions, including upstreaming of dividends by a savings institution to a holding company. Under these regulations, the Bank may, without prior OTS approval, make distributions to the Corporation of up to 100% of its net earnings during the calendar year, plus an amount that would reduce by half its excess capital over its fully phased-in capital requirement at the beginning of the calendar year. The Corporation is not subject to any regulatory restrictions regarding payments of dividends to its shareholders, other than restrictions under Indiana law.

       At the time of conversion, the Bank established a liquidation account which equaled the Bank's retained earnings as of the date of the latest statement of financial condition included in the offering document. The liquidation account will be maintained for the benefit of depositors, as of the eligibility record date, who continue to maintain their deposits in the Bank after conversion. In the event of a complete liquidation (and only in such event), each eligible depositor will be entitled to receive a liquidation distribution from the liquidation account, in the proportionate amount to the then current adjusted balance for deposits then held, before liquidation distribution may be made with respect to the shareholders. Except for the repurchase of stock and payment of dividends by the Bank, the existence of the liquidation account does not restrict the use or application of such retained earnings.

       On November 22, 1996, the Board of Directors approved a 5% common stock dividend. Also, on December 21, 1995, the Board of Directors approved a 5% common stock dividend. All share and per share data have been retroactively restated to reflect the stock dividends.

       Stock Option Plans

       The Corporation has a stock option plan under which 165,375 authorized but unissued common stock were reserved. Under the plan, 96,469 non-qualified stock options were granted at $5.44 per share to outside directors and 41,344 incentive stock options and 10,336 non-qualified stock options were granted at $5.44 and $5.58 per share, respectively, to certain key employees. Of the 41,344 incentive stock options granted to certain key employees, 1,654 options were canceled in 1994. All options granted had been exercised or canceled as of June 30, 1996. In 1997, 17,000 incentive stock options were granted at $30.03 to certain key employees.

       Shares reserved and options outstanding under the plans are as follows:

                                                          Shares reserved          Options            Price per
                                                          for future grant        outstanding            share

           Balance at June 30, 1994                              17,226               74,834         $ 5.44 - 5.58
              Exercised in 1994                                   -                  (73,180)          5.44 - 5.58
              Canceled in 1994                                    1,654               (1,654)               -
                                                                -------              -------
           Balance at June 30, 1995 and 1996                     18,880               -                     -
              Granted                                           (17,000)              17,000               30.03
                                                                 ------               ------
           Balance at June 30, 1997                               1,880               17,000               30.03
                                                                =======               ======


       SFAS No. 123,  Accounting for  Stock-Based  Compensation,  defines a fair value method of accounting for stock options and similar equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period which is usually the vesting period. Companies are encouraged, but not required to adopt the fair value method of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, but are required to disclose in a note to the financial statements pro-forma net earnings and earnings per share as if the company had applied the new method of accounting. The Company applied APB No. 25 in accounting for its stock-based compensation plans. Had compensation cost been determined on the basis of fair value pursuant to SFAS No. 123, for options granted in 1997, net earnings and earnings per share would have been as follows:

          Net earnings:
              As reported                            $ 821,000
                                                       =======
              Pro forma                              $ 724,000
                                                       =======

          Earnings per share:
              As reported                         $       1.17
                                                    ==========
              Pro forma                           $       1.04
                                                    ==========

       The following weighted average assumptions were used in 1997 in the option pricing model: a risk free interest rate of 6.39%; an expected life of the options of 5 years; an expected dividend yield of 1.33%; and a volatility factor of .27. Due to the inclusion of only 1997 option grants, the effects of applying SFAS No. 123 in 1997 may not be representative of the pro-forma impact in future years.

       Stock Purchase Plans

       The Corporation maintains an Employee Stock Purchase Plan whereby full-time employees of First Federal Bank, A Federal Savings Bank (the "Bank") and First Financial Insurance Agency, Inc. can purchase the Corporation's common stock at a discount. The purchase price of the shares under this plan is 85% of the fair market value of such stock at the beginning or end of the offering period, whichever is lesser. A total of 15,750 authorized but unissued shares were reserved for issuance under this plan. No shares have been issued under this plan as of June 30, 1997. Under a former plan, with identical terms as the existing plan, a total of 3,749, 5,474 and 2,636 shares were issued and purchased by employees in 1997, 1996 and 1995, respectively, with a total of 13,781 shares issued under the former plan.

       Stock Repurchase Plan

       In August 1996, the Board authorized the repurchase of up to 5% of the outstanding shares of common stock (703,638 shares were outstanding at the time), subject to market conditions, over a two year period which expires in August 1998. During the year ended June 30, 1997, 7,383 shares of common stock were repurchased at an average price per share of $28.04. Under a similar plan, 6,677 shares were repurchased in 1996 at an average price of $27.21.

(10)   Earnings Per Share

       Earnings per share have been computed on the basis of the weighted average number of common shares outstanding and the dilutive effect of stock options during the years presented using the treasury stock method. The weighted average number of shares outstanding used in the computation was 699,507, 701,273 and 683,226 in 1997, 1996 and 1995, respectively.

(11)   Employee Benefit Plans

       Substantially all employees are covered under a noncontributory defined benefit pension plan. Net periodic pension expense for the years ended June 30 consists of the following:

                                                    1997          1996         1995
                                                    ----          ----         ----

              Service cost                       $ 128,000       177,000       170,000
              Interest cost                         79,000       124,000       123,000
              Actual return on assets             (173,000)      (87,000)     (234,000)
              Net amortization and deferral         76,000       (34,000)      139,000
                                                  --------      --------       -------

              Net periodic pension expense       $ 110,000       180,000       198,000
                                                   =======       =======       =======


       Prior service cost is being amortized over the average remaining service period of active employees at the effective date of the amendment.

       Accumulated plan benefit information for the Bank's plan is as follows:

                                                                                1997            1996
                                                                                ----            ----
       Actuarial present value of projected benefit obligations:
           Vested benefit obligation                                          $    721,000        754,000
           Nonvested benefit obligation                                             60,000         87,000
                                                                               -----------    -----------
             Total accumulated benefit obligation                                  781,000        841,000
           Additional benefits based upon
             estimated future salary levels                                        190,000        157,000
                                                                                ----------     ----------
             Total projected benefit obligation                                    971,000        998,000
       Fair market value of plan assets                                          1,336,000      1,257,000
                                                                                 ---------      ---------
       Fair market value of plan assets over
         projected benefit obligation                                              365,000        259,000
       Unrecognized prior service cost                                             (28,000)       (31,000)
       Unrecognized gain                                                          (355,000)      (291,000)
       Unrecognized transition asset                                                 6,000          6,000
                                                                              ------------   ------------

             Accrued pension cost                                            $     (12,000)       (57,000)
                                                                               ===========    ===========

       The weighted-average assumed rate of return used in determining the net periodic pension cost for 1997 and 1996 was 8.0% and in determining the actuarial present value of accumulated benefit obligations at June 30, 1997 and 1996 was 7.5%, and the weighted-average rate of increase in future compensation levels used for 1997 and 1996 was 5.0%.

       The Bank has an Incentive Bonus Plan for certain salaried employees. The bonus pool for the years ended June 30, 1997, 1996 and 1995 was $220,000, $300,000 and $345,000, respectively.

       Effective July 1, 1993, the Board of Directors approved a supplemental retirement plan (Officer Plan) for certain key officers. The Officer Plan provides a target benefit to eligible employees based on their projected salary at time of retirement. Effective July 1, 1993, the Board of Directors also approved a deferred compensation agreement for the directors (Directors Plan). The Directors Plan allows the directors to defer their monthly director fee. The deferred fees accrue interest and will be paid out over a ten-year period once the director retires. Both plans provide certain additional survivor benefits in the case of death before retirement. In connection with the plans, on July 1, 1993 the Bank purchased life insurance policies on certain of the officers and directors participating in the plans. During the years ended June 30, 1997, 1996 and 1995, the Bank expensed $102,000, $99,000 and $100,000, respectively, under the plans and recognized $65,000, $41,000 and $79,000, respectively, related to life insurance policy cash surrender values. In addition to the expense for the year ended June 30, 1996, $133,000 related to benefits for officers terminated as a result of the branch sales was charged against the gain on sale of branches.

(12)   Income Taxes

       The components of the provision (benefit) for income taxes for the years ended June 30 consist of:

                                      1997          1996          1995
                                      ----          ----          ----

       Current:
           Federal                $ (213,000)     2,881,000     1,090,000
           State income taxes         71,000        843,000       339,000
       Deferred                     (107,000)      (351,000)       11,000
                                     -------     ----------   -----------

                                  $ (249,000)     3,373,000      1,440,000
                                     =======      =========      =========

       The differences between the effective income tax rate and the statutory Federal corporate rate consist of:

                                                                      1997      1996    1995
                                                                      ----      ----    ----

              Statutory Federal income tax rate                       34.0%      34.0    34.0

              Increase (decrease) in taxes resulting from:
                State taxes, net of federal benefit                    8.2        6.1     5.8
                Affordable housing tax credit                        (60.0)        -      -
                Refund of prior year taxes                           (26.0)        -      -
                Increase in cash surrender value of life insurance    (3.8)      (0.2)   (0.7)
                Other                                                  4.1       (3.0)   (1.9)
                                                                     -----       ----    ----

              Effective tax rate                                     (43.5)%     36.9    37.2
                                                                      ====       ====    ====

       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at June 30 consist of:


                                                                                             1997          1996
                                                                                             ----          ----
              Deferred tax assets:
                Deferred loan fees                                                       $   41,000          61,000
                Securities available for sale                                                72,000         163,000
                Allowance for loan losses for financial reporting purposes                  260,000         157,000
                Deferred compensation and benefits                                          270,000         224,000
                Other                                                                        26,000          82,000
                                                                                           --------        --------
                                                                                            669,000         687,000

              Deferred tax liabilities:
                Purchased mortgage servicing                                                 57,000          74,000
                Originated mortgage servicing                                               270,000         163,000
                Excess tax depreciation                                                      85,000         144,000
                FHLB stock dividend                                                          52,000          52,000
                Allowance for loan losses for tax purposes in
                  excess of base year allowance                                             125,000         156,000
                Other                                                                        46,000          80,000
                                                                                           --------        --------
                                                                                            635,000         669,000

              Net deferred tax asset                                                     $   34,000          18,000
                                                                                           ========        ========

       Under the Internal Revenue Code, through 1996 the Bank was allowed a special bad debt deduction related to additions to tax bad debt reserves established for the purpose of absorbing losses. Subject to certain limitations, the Bank was permitted to deduct from taxable income an allowance for bad debts based on a percentage of taxable income before such deductions or actual loss experience. The Bank generally computed its annual addition to its bad debt reserves using the percentage of taxable income method; however, due to certain limitations in 1996, the Bank was only allowed a deduction based on actual loss experience.

       Under legislation enacted in 1996, beginning in fiscal 1997, the Bank is no longer allowed a special bad debt deduction using a percentage of taxable income method. Also, beginning in 1997, the Bank is required to recapture its excess bad debt reserve over its 1987 base year reserve over a six-year period. The amount has been provided in the Bank's deferred tax liability.

       Retained earnings at June 30, 1997, includes approximately $2,300,000 for which no provision for federal income taxes has been made. This amount represents allocations of income for allowable bad debt deductions. Reduction of amounts so allocated for purposes other than tax bad debt losses will create taxable income which will be subject to the then current corporate income tax rate. It is not contemplated that amounts allocated to bad debt deductions will be used in any manner to create taxable income.

       Financial Services of Southern Indiana Corp. ("Financial Services"), a subsidiary of the Bank, became a limited partner in House Investments, Shady Oak, L.P. during 1994. Under the terms of the partnership agreement, Financial Services contributed capital of $2,500,000 in 1995. The Partnership owns and operates an apartment complex which qualifies for affordable housing tax credits. The investment is being accounted for using the equity method. The Bank also provided a mortgage loan to the partnership in August 1996 which had a balance of $2,287,000 at June 30, 1997.

(13)   Sale of Branches

       On December 16, 1995, the Corporation completed the sale of certain assets and certain liabilities of two of the Bank's full-service retail branch offices in Tipton and Kokomo, Indiana resulting in a pre-tax gain of $7,274,000. The transaction consisted of the sale of certain mortgage and consumer loans, office premises and equipment and the transfer of certain deposit liabilities.

(14)   Commitments and Contingencies

       The Bank had outstanding commitments to originate and sell loans and mortgage-backed securities of $5,255,000 and $30,112,000, and $2,555,000 and $11,147,000 at June 30, 1997 and 1996, respectively. The Bank had no outstanding commitments to purchase loans, mortgage-backed securities, and investments at June 30, 1997. These commitments, which are subject to certain limitations, extend over varying periods of time with the majority to be fulfilled over a 12-month period. The Bank does not project any losses will be incurred as a result of these commitments. The majority of the commitments to originate loans are for fixed rate mortgage loans at rates ranging from 7.875% to 13.45% and adjustable rate mortgage loans at rates ranging from 7.25% to 9.63% at June 30, 1997.

(15)   Parent Company Financial Information

       Following is condensed financial information of the Corporation:

       Condensed Statements of Financial Condition

                                                            June  30,
       Assets                                     1997                1996
       ------                                     ----                ----

       Cash                                    $      691,000            281,000
       Investment in subsidiaries                  23,091,000         23,104,000
       Due from subsidiary                             33,000             21,000
       Other assets                                    16,000             19,000
                                                -------------      -------------

                                                 $ 23,831,000         23,425,000
                                                   ==========         ==========

       Liabilities and Stockholders' Equity

       Long-term debt                               1,481,000          1,679,000
       Accounts payable and accrued expenses           17,000             17,000
                                                -------------      -------------
                                                    1,498,000          1,696,000

       Stockholders' equity                        22,333,000         21,729,000
                                                   ----------         ----------

                                                 $ 23,831,000         23,425,000
                                                   ==========         ==========

       Condensed Statements of Earnings


                                                                                   Year ended June 30,
                                                                           1997             1996           1995
                                                                           ----             ----           ----
       Dividend from subsidiaries                                       $ 1,600,000         550,000         100,000
       Other operating income                                                27,000          38,000         105,000
       Operating expenses                                                  (242,000)       (263,000)       (249,000)
                                                                         ----------      ----------      ----------
                                                                          1,385,000         325,000         (44,000)
       Income tax benefit                                                    85,000          89,000          75,000
                                                                        -----------     -----------     -----------
       Income before equity in undistributed
         earnings of subsidiaries                                         1,470,000         414,000          31,000
       Equity in undistributed earnings of subsidiaries                    (649,000)      5,348,000       2,399,000
                                                                         ----------       ---------       ---------

               Net earnings                                            $    821,000       5,762,000       2,430,000
                                                                         ==========       =========       =========

       Condensed Statements of Cash Flows


                                                                                    Year ended June 30,
                                                                           1997             1996           1995
                                                                           ----             ----           ----
       Net cash flows from operating activities:
       Net earnings                                                   $    821,000       5,762,000        2,430,000
       Adjustments to reconcile net earnings to net cash
         provided by operating activities:
           Equity in undistributed earnings of subsidiaries                649,000      (5,348,000)      (2,399,000)
           Change in accounts payable and accrued expenses                -               -                  11,000
           Change in due from subsidiary                                   (12,000)         25,000          (33,000)
           Change in other assets                                            3,000           1,000           (6,000)
                                                                      ------------    ------------     ------------
              Net cash provided by operating activities                  1,461,000         440,000            3,000
                                                                         ---------      ----------     ------------

       Cash flows from investing activities:
         Capital contributions to subsidiaries                            (500,000)        -             (1,000,000)
                                                                        ---------- ---------------        ---------
              Net cash used by investing activities                       (500,000)        -             (1,000,000)
                                                                        ---------- ---------------        ---------

       Cash flows from financing activities:
         Proceeds from long-term debt                                     -                -              1,000,000
         Repayment of long-term debt                                      (198,000)       (197,000)        (174,000)
         Dividends to stockholders                                        (279,000)       (266,000)        (115,000)
         Purchase of common shares                                        (207,000)       (182,000)         -
         Proceeds from issuance of common stock                            133,000         137,000          465,000
                                                                        ----------      ----------       ----------
              Net cash provided (used) by financing
                 activities                                               (551,000)       (508,000)       1,176,000
                                                                        ----------      ----------        ---------

       Net increase (decrease) in cash and cash equivalents                410,000         (68,000)         179,000

       Cash and cash equivalents at beginning of year                      281,000         349,000          170,000
                                                                        ----------      ----------       ----------

       Cash and cash equivalents at end of year                       $    691,000         281,000          349,000
                                                                        ==========      ==========       ==========

(16)   Fair Value of Financial Instruments

       The following disclosure of fair value information is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments." SFAS No. 107 requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate value. The estimated fair value amounts have been determined by the Corporation using available market information and other appropriate valuation techniques. These techniques are significantly affected by the assumptions used, such as the discount rate and estimates of future cash flows. Accordingly, the estimates made herein are not necessarily indicative of the amounts 1ST BANCORP could realize in a current market exchange and the use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amount.

       The following schedule includes the book value and estimated fair value of all financial assets and liabilities, as well as certain off balance sheet items, at June 30, 1997.


                                                                  Carrying       Estimated
       (In thousands)                                              amount       fair value
       Assets
         Cash and cash equivalents                              $   20,294           20,294
         Securities including securities available for sale         55,653           55,144
         Loans receivable including loans held for sale, net       174,609          173,651
         Accrued interest receivable                                 2,180            2,180
         Stock in FHLB of Indianapolis                               4,941            4,941
         Residential mortgage loan servicing                           819            1,005

       Liabilities
         Deposits                                                  144,316          143,241
         Borrowings:
           FHLB advances                                            98,815           97,599
           Long-term borrowing                                       1,481            1,481
         Advance payments by borrowers for taxes and insurance         304              304
         Accrued interest payable                                    1,194            1,194


       The following valuation methods and assumptions were used by the Corporation in estimating the fair value of its financial instruments.

       Cash and Cash Equivalents. The fair value of cash and cash equivalents approximates carrying value.

       Securities.  Fair values are based on quoted market prices.

       Loans Receivable Including Loans Held for Sale, Net. The fair value of loans is estimated by discounting the estimated future cash flows using market rates at which similar loans would be made to borrowers with similar credit ratings and similar maturities. Contractual cash flows for all types of loans were adjusted for prepayment estimates consistent with those used by the Office of Thrift Supervision at June 30, 1997.

       Accrued   Interest   Receivable.   The  fair  value  of  these  financial
       instruments approximates carrying value.

       Stock in FHLB of Indianapolis. The fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

       Residential Mortgage Loan Servicing. The fair value of residential mortgage loan servicing rights is determined based on an internal valuation using the estimated discounted net cash flows to be received less the estimated cost of servicing.

       Deposits. The fair value of deposits is calculated using a discounted cash flow analysis that applies market interest and decay estimates consistent with those used by the Office of Thrift Supervision at June 30, 1997, for similar deposit accounts.

       FHLB Advances. Fair values for fixed-maturity fixed-rate FHLB advances and fix-maturity variable rate advances are calculated using a discounted cash flow analysis applying market interest rates for similar borrowings.

       Long-term Borrowing. The long-term borrowing is an adjustable instrument tied to the prime interest rate. Fair value approximates carrying value.

       Advance Payments by Borrowers for Taxes and Insurance. The fair value approximates carrying value.

       Accrued Interest Payable. The fair value of these financial instruments approximates carrying value.

                         Management and Office Locations

                          1ST BANCORP AND SUBSIDIARIES


        Officers of First Federal Bank, A Federal Savings Bank

C. James McCormick, Chairman of the Board
Frank Baracani, President and Chief Executive Officer
Lynn Stenftenagel, Executive Vice President, CFO and Secretary
Ruth Mix Carnahan, Treasurer
Bradley M. Rust, Senior Vice President/Controller
Gerald R. Belanger, Senior Vice President
Carroll C. Hamner, Senior Vice President
Laura E. Bogard, Vice President
Cheryl A. Otten, Vice President
Paula J. Pesch, Vice President
Jay A. Baker, Assistant Vice President
Doris J. Blackburn, Assistant Vice President
Kathy L. Clinkenbeard, Assistant Vice President
Lynn Elliott, Assistant Vice President
Kelly J. Gay, Assistant Vice President
Ruth E. Hunter, Assistant Vice President
Rana M. Lee, Assistant Vice President
Randall W. Pratt, Assistant Vice President
Carol A. Witshork, Assistant Vice President
Glenda L. Berryman, Assistant Secretary
T. Rene' Buck, Internal Auditor and Compliance Officer


           Officers of First Financial Insurance Agency, Inc.

C. James McCormick, Chairman of the Board
Frank Baracani, President and Chief Executive Officer
J. Timothy Tresslar, Vice President and General Manager
Lynn Stenftenagel, Secretary and Treasurer

                                Office Locations

1ST BANCORP
Corporate Headquarters:
      101 N. Third Street
      Vincennes, Indiana 47591
      (812) 885-2255
      (800) 688-3865

First Federal Bank, A Federal Savings Bank
Main Office:
      101 N. Third Street
      Vincennes, Indiana 47591
      (812) 882-4528
      (800) 688-4528

Willow Street Drive Up Branch:
      1700 Willow Street
      Vincennes, Indiana 47591
      (812) 885-6085

Main Office Annex:
      102 N. Fifth Street
      Vincennes, Indiana 47591
      (812) 885-2255
      (800) 688-3865

Evansville Loan Origination Office:
      125 N. Weinbach, Suite 730
      Evansville, Indiana 47711
      (812) 476-4441
      (888) 476-4441

First Financial Insurance Agency, Inc.
Main Office:
      626 Veterans Drive
      Vincennes, Indiana 47591
   (812) 886-7283

Princeton Office:
   108 South 5th Ave.
   Princeton, IN 47670
   (812) 385-2659

                                SENIOR MANAGEMENT

                          [PHOTO OF SENIOR MANAGEMENT]

Front row, left to right:

Bradley M. Rust
Senior Vice President and Controller

Carroll C. Hamner
Senior Vice President
Lending Services

C. James McCormick
Chairman of the Board

Frank Baracani
President and CEO

Gerald R. Belanger
Senior Vice President
Human Resources

Back row, left to right

J. Timothy Tresslar *
Vice President and General Manager
First Financial Insurance Agency,Inc.

Cheryl A. Otten
Vice President
Savings

Paula J. Pesch
Vice President
Secondary Market

Laura E. Bogard
Vice President
Mortgage Lending

Lynn Stenftenagel
Executive Vice President
Secretary and CFO

*Not an Officer of First Federal Bank, A Federal Savings Bank

                              Corporate Information
                          1ST BANCORP AND SUBSIDIARIES

Corporate Headquarters

      101 North Third Street, Vincennes, Indiana 47591
      Annex - 102 North Fifth Street, Vincennes, Indiana 47591
      (812) 885-2255

General Counsel

      Hart, Bell, Cummings, Ewing & Stuckey, Vincennes, Indiana

Special Counsel

      Barnes & Thornburg, Indianapolis, Indiana

Transfer Agent

      Fifth Third Bank
      Corporate Trust Operations
      38 Fountain Square Plaza
      MD#1050F5
      Cincinnati, Ohio 45202
      (800) 837-2755

Independent Public Accountants

     KPMG Peat Marwick LLP, Indianapolis, Indiana

Statement of Policy

     1ST BANCORP is an equal opportunity employer.

Form 1O-K Report

     Forms 1O-K and 1O-Q, as filed with the SEC, are available without charge by writing to Lynn Stenftenagel, 1ST BANCORP, 101 North Third Street, Vincennes, Indiana 47591 or by calling (812) 885-2255.

Shareholder Information

     At July 31, 1997, there were 390 shareholders of record and 691,461 shares of common stock outstanding.

Market Information

     1ST BANCORP common stock is traded on NASDAQ under the symbol FBCV. The following table sets forth the high and low bid prices per share of common stock for the periods indicated. This information was furnished by the NASD.

                  Quarter Ended           High        Low
                  June 1997               33.25       30.00
                  March 1997              32.00       28.50
                  December 1996           31.50       27.25
                  September 1996          32.00       26.00
                  June 1996               28.00       26.00
                  March 1996              29.75       29.00
                  December 1995           31.75       30.50
                  September 1995          35.00       33.00

Internet Address

      http://www.businesswire.com/cnn/fbcv.htm

                                  [BACK COVER]

















                               [1ST BANCORP LOGO]

          Third & Busseron Streets   P.O. Box 1417   Vincennes, Indiana